Exhibit 4.1

EXECUTION COPY

SECOND AMENDED FORBEARANCE AGREEMENT

This SECOND AMENDED FORBEARANCE AGREEMENT (this “Agreement”), is dated as of October 16, 2007, and is entered into by and among Pope & Talbot, Inc., a Delaware corporation (the “Parent”) and Pope & Talbot Ltd., a Canadian corporation (the “Borrower”), Wells Fargo Financial Corporation Canada, a Nova Scotia unlimited liability company, as administrative agent (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”), Ableco Finance LLC, as collateral agent (in such capacity, together with its permitted successors and assigns, the “Collateral Agent”), Ableco Finance LLC, as term loan B agent (in such capacity, together with its permitted successors and assigns, the “Term Loan B Agent,” and collectively with the Administrative Agent and the Collateral Agent, each, an “Agent,” and collectively, the “Agents”), and the several lenders and other financial institutions or entities from time to time parties to the Credit Agreement (each, a “Lender,” and collectively, the “Lenders”), and the other Loan Parties described on the execution pages of this Forbearance Agreement.

RECITALS:

A. The Parent, the Borrower, the Agents and the Lenders are parties to that certain Credit Agreement, dated as of June 28, 2006 (as amended by the First Amendment thereto dated as of September 26, 2006, the Second Amendment thereto dated as of December 31, 2006, the Third Amendment thereto dated as of May 16, 2007, and as further amended, modified, supplemented or amended and restated from time to time, the “Credit Agreement”).

B. As of the date hereof, the Event of Default referred to herein as the “Specified Default” has occurred and is continuing.

C. The Parent, the Borrower, the Agents and the Lenders entered into a Forbearance Agreement dated as of July 31, 2007 (the “Forbearance Agreement”), pursuant to which the Agents and the Lenders agreed to forbear from exercising their rights and remedies under the Credit Agreement and the other Credit Documents with respect to the occurrence or existence of the First Specified Default (as defined below), subject to the terms and conditions of the Forbearance Agreement.

D. The Parent, the Borrower, the Agents and the Lenders entered into an Amended Forbearance Agreement dated as of September 14, 2007 (the “Amended Forbearance Agreement,” and together with the Forbearance Agreement, the “Forbearance Agreements”), pursuant to which the Agents and the Lenders agreed to extend the forbearance with respect to the First Specified Default, subject to the terms and conditions of the Forbearance Agreements.

E. Parent and Borrower have requested, and the Agents and Lenders have agreed, to continue to forbear from exercising those rights and remedies under the Credit Agreement, the other Loan Documents and/or applicable law that have arisen, or may arise in the future, due to the occurrence and continuance of any Events of Default resulting solely from the Parent having permitted the Consolidated EBITDA of the Parent and its Subsidiaries to be less than the applicable amount set forth on Schedule 7.1 to the Credit Agreement for (i) the period ending June 30, 2007 (the “First Specified Default”) and (ii) the period ending September 30, 2007 (together with the First Specified Default, the “Specified Default”) on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms.

(a) Capitalized terms that are defined in this Agreement shall have the meanings ascribed to such terms in this Agreement. All other capitalized terms shall have the meanings ascribed in the Credit Agreement. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular; references to the singular include the plural; the words “include,” “includes,” and “including” will be deemed to be followed by “without limitation”; and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.

(b) This Agreement constitutes a “Loan Document” as defined in the Credit Agreement.

(c) References in this Agreement to the Lenders shall constitute references to the Lenders solely in their capacities as Lenders.

ARTICLE II

FORBEARANCE AND AMENDMENT TO CREDIT AGREEMENT

2.1 Forbearance; Forbearance Default Rights and Remedies.

(a) Effective as of the Forbearance Effective Date (as defined below), the Agents and Lenders agree that until the expiration of the “Forbearance Period” (as defined below), they will forbear from exercising their rights and remedies against the Loan Parties under the Credit Agreement, the other Loan Documents and/or applicable law solely with respect to the Specified Default (excluding, however, their right to charge interest on any Obligations during the Forbearance Period at the default interest rate specified in the Credit Agreement); provided, however, (i) each of the Loan Parties shall comply, except to the extent such compliance is expressly excused by the terms of this Agreement, with all explicit restrictions or prohibitions triggered by the existence and/or continuance of any Default or Event of Default under the Credit Agreement, this Agreement or any of the other Loan Documents, (ii) nothing herein shall restrict, impair or otherwise affect the Agents’ or the Lenders’ rights and remedies under any agreements containing subordination provisions in favor of any such party (including, without limitation, any rights or remedies available as a result of the occurrence or continuation of the Specified Default), and (iii) nothing herein shall restrict, impair or otherwise affect the exercise of the Lenders’ rights under this Agreement. During the Forbearance Period, any condition to the making of an Advance under the Credit Agreement that would not be met solely because of the occurrence and continuance of the Specified Default is hereby waived.

(b) As used herein, the term “Forbearance Period” shall mean the period beginning on the Forbearance Effective Date (as defined below) and ending upon the occurrence of a Termination Event. As used herein, “Termination Event” shall mean the earlier to occur of (i) the delivery by the Collateral Agent to the Parent of a written notice terminating the Forbearance Period, which notice may be delivered at any time upon or after the occurrence of any Forbearance Default (as defined below), and (ii) October 26, 2007 (the “Specified Termination Date”). As used herein, the term “Forbearance Default” shall mean: (A) the occurrence of any Event of Default that is not the Specified Default, (B) the failure of any of the Loan Parties to comply with any term, condition, covenant or agreement set forth in this Agreement, (C) the failure of any representation or warranty made by any of the Loan Parties under this Agreement to be true and correct as of the date when made, (D) any occurrence, event or change in facts or circumstances occurring on or after the Forbearance Effective Date that could have a Material Adverse Effect, or (E) the existence at any time of Revolving Credit Loans and Swing Line Loans having an aggregate outstanding principal amount in excess of $50,000,000 plus any Extension Fee (as defined in the Forbearance Agreements) that is payable with respect to the Revolving Loans, Swing Line Loans and Letters of Credit pursuant to the Forbearance Agreements and charged to the Loan Account. Notwithstanding the foregoing, the commencement by or against any of the Loan Parties of any proceeding of the type described in Section 8 (g)(i) or (ii) of the Credit Agreement shall result in the automatic termination of the Forbearance Period. Any Forbearance Default shall constitute an immediate Event of Default under the Credit Agreement.

(c) Upon the occurrence of a Termination Event, the agreement of the Agents and the Lenders hereunder to forbear from exercising their rights and remedies in respect of the Specified Default shall immediately terminate without the requirement of any demand, presentment, protest, or notice of any kind, all of which each of the Loan Parties hereby waives. The Loan Parties agree that the Agents and the Lenders may at any time after the occurrence of a Termination Event proceed to exercise any or all of their rights and remedies under the Credit Agreement, any other Loan Document and/or applicable law, including, without limitation, their rights and remedies on account of the Specified Default and any other Default or Event of Default that may then exist. Without limiting the generality of the foregoing, upon the occurrence of a Termination Event, the Agents and the Lenders may, upon such notice or demand as may be specified by the Credit Agreement, any other Loan Documents or applicable law, (i) collect and/or commence any legal or other action to collect any or all of the Obligations from the Loan Parties, (ii) foreclose or otherwise realize on any or all of the Collateral, and/or appropriate, setoff or apply to the payment of any or all of the Obligations, any or all of the Collateral or proceeds thereof, and (iii) take any other enforcement action or otherwise exercise any or all rights and remedies provided for by the Credit Agreement, any other Loan Documents and/or applicable law, all of which rights and remedies are fully reserved by the Lenders.

(d) Any agreement by the Agents or the Lenders to extend the Forbearance Period or enter into any other forbearance or similar arrangement must be set forth in writing and signed by a duly authorized signatory of the Agents and the Lenders. The Loan Parties acknowledge that neither the Agents nor the Lenders have made any assurances whatsoever concerning any possibility of any extension of the Forbearance Period, any other forbearance or similar arrangement or any other limitations on the exercise of their rights, remedies and privileges under or otherwise in connection with the Credit Agreement, the other Loan Documents and/or applicable law.

(e) The Loan Parties acknowledge and agree that any forbearance, waiver, consent or other financial accommodation (including the funding of any borrowing request under the Revolving Credit Loans) which the Lenders may make on or after the date hereof has been made by the Lenders in reliance upon, and is consideration for, among other things, the general releases and reaffirmation of indemnities contained in Article 4 hereof and the other covenants, agreements, representations and warranties of the Loan Parties hereunder.

(f) The Loan Parties agree and acknowledge that the Collateral Agent is entitled to deliver a notice (the “Notice”) to each of the banks and financial institutions with which any Loan Party maintains a Deposit Account or a lockbox or deposits the proceeds of any Accounts or other Collateral directing such bank or financial institution to send daily to the Administrative Agent or its designated agent by wire transfer (to such account as the Administrative Agent shall specify, or in such other manner as the Administrative Agent shall direct) all or a portion of such securities, cash, investments and other items held by such institution in accordance with Section 6(f)(i) of the Pledge and Security Agreement. The Loan Parties agree to cooperate with the Administrative Agent to ensure that such banks and financial institutions comply with the Notice.

(g) Notwithstanding the definition of the term Applicable Term Margin in the Credit Agreement, from and after July 1, 2007, the Applicable Term Margin with respect to (i) Eurodollar Loans shall be 7.75%, and (ii) Base Rate Loans shall be 6.75%.

(h) From and after July 1, 2007, all Obligations (except for Bank Product Obligations) shall bear interest at the rate set forth in section 2.16(c) of the Credit Agreement after giving effect to the change in interest rate with respect to the Term Loans set forth in clause (g) above.

(i) During the Forbearance Period, the Loan Parties shall only be entitled to an interest period of one (1) month for Eurodollar Loans.

2.2 Effectiveness. This Agreement shall become effective as of the first date (the “Forbearance Effective Date”) on which each of the following conditions is satisfied and evidence of its satisfaction has been delivered to counsel to the Agents and Lenders:

(a) There shall have been delivered to the Agents in accordance with Section 6.5 herein, counterparts of this Agreement executed by each of the Agents, the Required Lenders, and the Loan Parties;

(b) [Intentionally omitted].

(c) The Parent and Borrower shall have paid all accrued and unpaid costs and expenses of the Agents and Lenders (including legal fees and expenses) required to be paid pursuant hereto or the Credit Agreement on or prior to the Forbearance Effective Date.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1 Representations, Warranties and Covenants of the Loan Parties. To induce the Agents and Lenders to enter into this Agreement, each of the Loan Parties hereby represents, warrants and covenants as follows:

(a) The representations and warranties of each of the Loan Parties in the Loan Documents are on the date of execution and delivery of this Agreement, and will be on the Forbearance Effective Date, true, correct and complete with the same effect as though made on and as of such respective date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), except to the extent of any inaccuracy resulting solely from the Specified Default.

(b) Except for the Specified Default or as otherwise expressly provided herein, the Loan Parties are in compliance with all of the terms and provisions set forth in the Credit Agreement and the other Loan Documents on its part to be observed or performed, and no other Default or Event of Default has occurred and is continuing.

(c) The execution, delivery and performance by each of the Loan Parties of this Agreement:

(i) are within its powers;

(ii) have been duly authorized by all necessary action, including the consent of the holders of its equity interests where required;

(iii) do not and will not (A) contravene its certificate of incorporation or by-laws or other constituent documents, as applicable, (B) violate any applicable requirement of law or any order or decree of any governmental authority or arbitrator applicable to it, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any contractual obligation of any of the Loan Parties, or (D) result in the creation or imposition of any lien or encumbrance upon any of the property of any of the Loan Parties; and

(iv) do not and will not require the consent of, authorization by, approval of, notice to, or filing or registration with, any governmental authority or any other Person, other than those which prior to the Forbearance Effective Date will have been obtained or made and copies of which prior to the Forbearance Effective Date will have been delivered to the Agents and each of which on the Forbearance Effective Date will be in full force and effect.

(d) This Agreement has been duly executed and delivered by each of the Loan Parties. Each of this Agreement, the Credit Agreement and the other Loan Documents constitutes the legal, valid and binding obligation of the Loan Parties party thereto, enforceable against each such Person in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(e) The Parent and Borrower have furnished to each Agent the Budget (as delivered on August 20, 2007). The Budget has been prepared on a reasonable basis and in good faith by the Parent and Borrower, and is based on assumptions believed by the Parent and Borrower to be reasonable at the time made and upon the best information available to the Parent and Borrower, and the Parent and Borrower are not aware of any facts or information that would lead them to believe that such Budget is incorrect or misleading in any material respect.

(f) The Parent and Borrower shall not permit at any time the aggregate outstanding principal amount of the Revolving Credit Loans and Swing Line Loans to exceed $50,000,000 plus any Extension Fee that is payable with respect to the Revolving Loans, Swing Line Loans and Letters of Credit pursuant to the Forbearance Agreements and charged to the Loan Account.

(g) The Parent and Borrower shall not permit at any time the Letter of Credit Usage to exceed $17,000,000.

(h) The Loan Parties acknowledge the Collateral Agent’s engagement of a financial advisor to the Agents and the Lenders to provide advisory services to the Agents and the Lenders in connection with the analysis, consideration and formulation of a restructuring of Loan Parties and/or the Credit Facility (the “Restructuring”) and hereby agree to pay to the Collateral Agent, on demand, all costs and expenses of such financial advisor incurred in connection with the Restructuring.

(i) The Parent and Borrower shall deliver to the Agents, within three (3) business days after the end of each week, a summary of material variances from the budgeted line item amounts set forth in the Budget for the preceding week, together with a written explanation of such material variances.

(j) The Parent and Borrower shall deliver to the Agents on or before October 19, 2007, a 13-week budget (beginning on the Specified Termination Date), in form and substance satisfactory to the Agents and Required Lenders, setting forth in reasonable detail projected receipts and disbursements and identifying the amount of financing that will be required during each week of such period.

(k) On or before October 21, 2007, the Loan Parties, the Lenders and Agents shall agree to terms and form of the agreement regarding the financing for the period after the Specified Termination Date proposed by the Lenders to the Loan Parties on September 13, 2007.

(l) The Parent and Borrower shall provide promptly the Agents with any mark-ups and comments that the Loan Parties deliver to any proposed purchaser in connection with any written agreements for the sale of all or substantially all of the Loan Parties’ assets or all or substantially all of the assets of one of the Loan Parties’ two business divisions, subject to higher and better offers (the “Proposed Asset Sale”).

(m) The Loan Parties shall enter into, on or before October 26, 2007, one or more written agreements, in form and substance satisfactory to the Agents, for the Proposed Asset Sale.

(n) The Parent and Borrower shall deliver to the Agents, on or before October 22, 2007, all draft documents and other materials reasonably requested by the Lenders and Agents created by the Loan Parties to implement any strategic alternatives.

(o) The Parent and Borrower shall deliver to the Agents, within two (2) business days after the end of each week, a summary of all activities that occurred during the preceding week relating to the negotiation and documentation of one or more agreements for the Proposed Asset Sale or any other offers to purchase any material portion of the Loan Parties’ assets or equity interests, in each case, occurring during the preceding week. The foregoing shall not restrict any additional reasonable requests for information by each Agent from time to time.

(p) The Parent, Borrower, their counsel and their investment banker shall make themselves available to participate in a conference call on October 18, 2007 (or such other date as may be reasonably acceptable to the Agents) with the Agents and Lenders regarding the economic terms of Proposed Asset Sale, including details regarding the proposed purchaser’s bid, working capital requirement, and the projected proceeds from the Proposed Asset Sale to be received by the Lenders.

(q) The Parent, Borrower, their counsel and their investment banker shall make themselves available to participate in a conference call on October 22, 2007 (or such other date as may be reasonably acceptable to the Agents) with the Agents and Lenders regarding the status of the negotiation and documentation of the Proposed Asset Sale or any other offer to purchase any material portion of the Loan Parties’ assets or equity interests and the Loan Parties’ business developments.

(r) The Parent and Borrower shall deliver to the Agents on or before October 22, 2007, a projected thirteen week Borrowing Base and an updated twelve-month liquidity forecast.

(s) The Loan Parties may not request, or use the proceeds of, any Revolving Credit Loans made after the date hereof and on or prior to the Specified Termination Date for any purpose other than the payment of Budget expenses, other current operating expenses, accrued professional fees and expenses and professionals’ retainers (any such additional retainer in an amount not to exceed one month’s fees and expenses per Loan Parties’ professional as set forth on the professionals’ fees budget provided to the Agents on October 8, 2007).

(t) The Loan Parties shall immediately notify the Lenders upon its or their becoming aware of a Default or Event of Default under the Credit Agreement that is not the Specified Default.

3.2 Survival. The representations and warranties in Section 3.1 shall survive the execution and delivery of this Agreement and the Forbearance Effective Date.

ARTICLE IV

GENERAL RELEASE; REAFFIRMATION OF INDEMNITY AND OBLIGATIONS

(a) In consideration of, among other things, the Agents’ and Lenders’ execution and delivery of this Agreement, each of the Loan Parties, on behalf of itself and its successors and assigns (collectively, “Releasors”), hereby forever agrees and covenants not to sue or prosecute against any Releasee (as defined below) and hereby forever waives, releases and discharges to the fullest extent permitted by law, each Releasee from, any and all claims (including, without limitation, crossclaims, counterclaims, rights of set-off and recoupment), actions, causes of action, suits, debts, accounts, interests, liens, promises, warranties, damages and consequential and punitive damages, demands, agreements, bonds, bills, specialties, covenants, controversies, variances, trespasses, judgments, executions, costs, expenses or claims whatsoever (collectively, the “Claims”), that such Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity, against the Agents or the Lenders (together with their respective affiliates, shareholders, participants and “controlling persons” (within the meaning of the federal securities laws), and their respective successors and assigns and each and all of the officers, directors, employees, agents, attorneys, advisors, auditors, consultants and other representatives of each of the foregoing; collectively, the “Releasees”), based in whole or in part on facts whether or not now known, existing on or before the Forbearance Effective Date, that relate to, arise out of or otherwise are in connection with (i) any aspect of the business, operations, assets, properties, affairs or any other aspect of any of the Loan Parties, (ii) any aspect of the dealings or relationships between or among the Loan Parties and their respective affiliates, on the one hand, and any Releasee, on the other hand, or (iii) any or all of the Credit Agreement or the other Loan Documents, or any transactions contemplated thereby or any acts or omissions in connection therewith; provided, however, that the foregoing shall not release any Releasee from its express obligations under this Agreement, the Credit Agreement and the other Loan Documents. The receipt by any of the Loan Parties of any of the Revolving Credit Loans or other financial accommodations made by the Lenders on or after the date hereof shall constitute a ratification, adoption, and confirmation by the Loan Parties of the foregoing general release of all Claims against the Releasees which are based in whole or in part on facts, whether or not now known or unknown, existing on or prior to the date of receipt of any of the Revolving Credit Loans or other financial accommodations. In entering into this Agreement, each of the Loan Parties consulted with, and has been represented by, legal counsel and expressly disclaims any reliance on any representations, acts or omissions by any of the Releasees and each hereby agrees and acknowledges that the validity and effectiveness of the releases set forth herein do not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity hereof. The provisions of this Article 4(a) shall survive the expiration of the Forbearance Period and the termination of this Agreement, the Credit Agreement, the other Loan Documents and payment in full of the Obligations.

(b) Without in any way limiting their reaffirmations and acknowledgements set forth in Article V hereof, each of the Parent and Borrower hereby expressly acknowledges, agrees and reaffirms its indemnification and other obligations to and agreements with the Indemnified Parties set forth in Section 10.5 of the Credit Agreement. Each of the Parent and Borrower further acknowledges, agrees and reaffirms that all of such indemnification and other obligations and agreements set forth in Section 10.5 of the Credit Agreement shall survive the expiration of the Forbearance Period and the termination of this Agreement, the Credit Agreement, the other Loan Documents and the payment in full of the Obligations.

(c) Each of the Loan Parties hereby expressly acknowledges, agrees and reaffirms that as of October 15, 2007 the outstanding amount of the principal amount of the

Obligations, in each case together with accrued and unpaid interest as of and including October 1, 2007, (i) for the Term Loan B Facility is $64,292,777.92; (ii) for the Term Loan C Facility is $121,067,606.25; (iii) for the Revolving Credit Loan Facility is $35,866,941.07; and (iv) for the Letters of Credit is $16,940,091.00.

ARTICLE V

RATIFICATION OF LIABILITY

Each of the Loan Parties hereby ratifies and reaffirms all of its payment and performance obligations and obligations to indemnify, contingent or otherwise, under each of such Loan Documents to which it is a party, and hereby ratifies and reaffirms its grant of liens on or security interests in its properties pursuant to such Loan Documents to which it is a party as security for the Obligations, and confirms and agrees that such liens and security interests hereafter secure all of the Obligations, including, without limitation, all additional Obligations hereafter arising or incurred pursuant to or in connection with this Agreement, the Credit Agreement or any other Loan Document.

ARTICLE VI

MISCELLANEOUS

6.1 No Other Amendments; Reservation of Rights; No Waiver. Other than as otherwise expressly provided herein, this Agreement shall not be deemed to operate as an amendment or waiver of, or to prejudice, any right, power, privilege or remedy of the Agents or Lenders under the Credit Agreement, any other Loan Document or applicable law, nor shall the entering into this Agreement preclude the Agents or Lenders from refusing to enter into any further amendments or forbearances with respect to the Credit Agreement or any other Loan Document. Other than as otherwise expressly provided herein, this Agreement shall not constitute a forbearance with respect to (i) any failure by the any of Loan Parties to comply with any covenant or other provision in the Credit Agreement or any other Loan Document or (ii) the occurrence or continuance of any present or future Default or Event of Default.

6.2 Ratification and Confirmation; Survival. Except as expressly set forth in this Agreement, the terms, provisions and conditions of the Credit Agreement and the other Loan Documents are hereby ratified and confirmed and shall remain unchanged and in full force and effect without interruption or impairment of any kind.

6.3 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof.

6.4 Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

6.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which, when taken together, will constitute one and the same instrument. This Agreement may be delivered by exchange of copies of the signature page by facsimile transmission or electronic mail.

6.6 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the parties agree that the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

6.7 Agreement. This Agreement may not be amended or modified except in the manner specified for an amendment of or modification to the Credit Agreement in Section 10.01 of the Credit Agreement.

6.8 Costs; Expenses. Each of the Parent and Borrower hereby agrees to pay to the Agents, on demand, all costs and expenses (including the fees and expenses of legal counsel) of such Person incurred in connection with the Agents. The provisions of this Section 6.8 shall survive the termination of this Agreement provided, however, that the Obligations under this Section 6.8 shall terminate upon the payment in full of the Obligations and the termination of the Credit Agreement.

6.9 Assignment; Binding Effect. None of the Loan Parties may assign either this Agreement or any of its rights, interests or obligations hereunder. All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors and permitted assigns.

6.10 Entire Agreement. This Agreement, the Credit Agreement, and the other Loan Documents, together with any and all Annexes, Exhibits and Schedules thereto that are or have been delivered pursuant thereto, constitute the entire agreement and understanding of the parties in respect of the subject matter of the Credit Agreement and supersede all prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way with respect thereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PARENT:

POPE & TALBOT, INC.

By:	/s/ R. Neil Stuart
Name:	Neil Stuart
Title:	Vice President and Chief Financial Officer

BORROWER:

POPE & TALBOT LTD.

By:	/s/ R. Neil Stuart
Name:	Neil Stuart
Title:	Vice President and Chief Financial Officer

COLLATERAL AGENT, TERM LOAN B AGENT AND LENDER:

ABLECO FINANCE LLC, on behalf of itself and its Affiliate assigns

By:	/s/ Kevin Genda
Name:	Kevin Genda
Title:	Vice Chairman

ADMINISTRATIVE AGENT AND LENDER:

WELLS FARGO FINANCIAL CORPORATION CANADA

By:	/s/ Nick Scarfo
Name:	Nick Scarfo
Title:	Vice President

LENDERS:

COAST DL FUNDING LLC

Now OHA Capital Solutions

By:
Name:
Title:

OHSF FINANCING, LTD.

By:	/s/ Scott D. Krase
Name:	Scott D. Krase
Title:	Authorized Signatory

OHSF II FINANCING, LTD.

By:	/s/ Scott D. Krase
Name:	Scott D. Krase
Title:	Authorized Signatory

OAK HILL CREDIT OPPORTUNITIES FINANCING, LTD.

By:	/s/ Scott D. Krase
Name:	Scott D. Krase
Title:	Authorized Signatory

OAK HILL CREDIT ALPHA FINANCE I, LLC

By:	Oak Hill Credit Alpha Fund, L.P., its Member

By:	Oak Hill Credit Alpha Gen Par, L.P., its General Partner

By:	Oak Hill Credit Alpha MGP, LLC, its General Partner

By:	/s/ Scott D. Krase
Name:	Scott D. Krase
Title:	Authorized Signatory

OAK HILL CREDIT ALPHA FINANCE I (OFFSHORE), LTD.

By:	/s/ Scott D. Krase
Name:	Scott D. Krase
Title:	Authorized Signatory

LERNER ENTERPRISES, L.P.

By:	Oak Hill Advisors, L.P., as Investment Advisor for Lerner Enterprises, L.P.

By:	/s/ Scott D. Krase
Name:	Scott D. Krase
Title:	Authorized Signatory

OHA CAPITAL SOLUTIONS, L.P.

By:	OHA Capital Solutions GenPar, L.P. its General Partner

By:	OHA Capital Solutions MGP, LLC, its General Partner

By:	/s/ Scott D. Krase
Name:	Scott D. Krase
Title:	Authorized Signatory

OHA CAPITAL SOLUTIONS, LTD

By:	/s/ Scott D. Krase
Name:	Scott D. Krase
Title:	Authorized Signatory

REGIMENT CAPITAL SPECIAL SITUATIONS FUND III, L.P.

By:	Regiment Capital GP, LLC, its General Partner

By:
Name:
Title:

FORTRESS CREDIT OPPORTUNITIES I LP

By:	Fortress Credit Opportunities I GP LLC, its general partner

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	Chief Credit Officer

FORTRESS CREDIT OPPORTUNITIES II LP

By:	Fortress Credit Opportunities II GP LLC, its general partner

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	Chief Credit Officer

FORTRESS CREDIT FUNDING I LP

By:	Fortress Credit Funding I GP LLC, its general partner

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	Chief Credit Officer

CREDIT GENESIS CLO 2005-1 LTD.

By:	/s/ Chris Mackey
Name:	Chris Mackey
Title:	Managing Principal

DURHAM ACQUISITION CO., LLC

By:	/s/ Chris Mackey
Name:	Chris Mackey
Title:	Managing Principal

HBK MASTER FUND L.P.

By:	HBK Investments L.P. its Investment Advisor

By:
Name:
Title:

BANK OF AMERICA, N.A.

By:	/s/ Jonathan M. Barnes
Name:	Jonathan M. Barnes
Title:	Vice President

CONCORDIA DISTRESSED DEBT FUN, L.P. acting by and through Concordia Advisors, L.L.C.

By:
Name:
Title:

QUADRANGLE MASTER FUNDING LTD

By:	Quadrangle Debt Recovery Advisors LP Its: Advisor

By:	/s/ Andrew Herenstein
Name:	Andrew Herenstein
Title:	Managing Principal

DK ACQUISITION PARTNERS, L.P.

By:	M.H. Davidson & Co., its General Partner

By:	/s/ Anthony Yoseloff
Name:	Anthony Yoseloff
Title:	General Partner

ABN AMRO BANK N.V., CANADA BRANCH

By:	/s/ Aaron Turner	/s/ David Carson
Name:	Aaron Turner	David Carson
Title:	Senior Vice President	Vice President

OTHER LOAN PARTIES

POPE & TALBOT SPEARFISH LIMITED PARTNERSHIP

By:	POPE & TALBOT LTD., as General Partner

By:	/s/ R. Neil Stuart
Name:	R. Neil Stuart
Title:	VP & CFO

PENN TIMBER, INC.

By:	/s/ R. Neil Stuart
Name:	R. Neil Stuart
Title:	VP & CFO

POPE & TALBOT RELOCATION SERVICES, INC.

By:	/s/ R. Neil Stuart
Name:	R. Neil Stuart
Title:	VP & CFO

P&T POWER COMPANY

By:	/s/ R. Neil Stuart
Name:	R. Neil Stuart
Title:	VP & CFO

POPE & TALBOT PULP SALES U.S., INC.

By:	/s/ R. Neil Stuart
Name:	R. Neil Stuart
Title:	VP & CFO

POPE & TALBOT LUMBER SALES, INC.

By:	/s/ R. Neil Stuart
Name:	R. Neil Stuart
Title:	VP & CFO

MACKENZIE PULP LAND LTD.

By:	/s/ R. Neil Stuart
Name:	R. Neil Stuart
Title:	VP & CFO

P&T LFP INVESTMENT LIMITED PARTNERSHIP

By:	P&T FUNDING LTD., as General Partner

By:	/s/ R. Neil Stuart
Name:	R. Neil Stuart
Title:	VP & CFO

P&T FUNDING LTD.

By:	/s/ R. Neil Stuart
Name:	R. Neil Stuart
Title:	VP & CFO

P&T FINANCE ONE LIMITED PARTNERSHIP

By:	PENN TIMBER, INC., as General Partner

By:	/s/ R. Neil Stuart
Name:	R. Neil Stuart
Title:	VP & CFO

P&T FINANCE TWO LIMITED PARTNERSHIP

By:	PENN TIMBER, INC., as General Partner

By:	/s/ R. Neil Stuart
Name:	R. Neil Stuart
Title:	VP & CFO

P&T FACTORING LIMITED PARTNERSHIP

By:	POPE & TALBOT PULP SALES U.S., INC., as Managing General Partner

By:	/s/ R. Neil Stuart
Name:	R. Neil Stuart
Title:	VP & CFO

P&T FINANCE THREE LLC

By:	POPE & TALBOT LTD., as Manager

By:	/s/ R. Neil Stuart
Name:	R. Neil Stuart
Title:	VP & CFO